UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant    [X]
Filed by a Party other than the Registrant    [_]

Check the appropriate box: [_] Preliminary Proxy Statement [_] Definitive Proxy Statement [X] Definitive Additional Materials [_] Soliciting Material Under Rule 14a-12	[_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

ADVANTAGE ADVISERS MULTI-SECTOR FUND I
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[_] Fee paid previously with preliminary materials:

[_]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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ADVANTAGE ADVISERS MULTI-SECTOR FUND I
200 Park Avenue, 24th Floor
New York, NY  10166

We are writing to follow-up on proxy materials that were previously mailed to you regarding the Special Meeting of Shareholders of Advantage Advisers Multi-Sector Fund I (the “Trust”) and to notify you that the Special Meeting of Shareholders of the Fund has been adjourned to December 23, 2008.   Our records indicate that we have not received your vote. We urge you to vote as soon as possible so we can obtain a sufficient number of votes to hold the meeting. By voting now you will help the Trust save on the cost of additional mailings and calls to shareholders.

Please Vote Today!

You may think your vote is not important, but your participation is critical to hold the meeting, so please vote immediately. We urge you to vote your proxy now. You and all other Fund shareholders will benefit from your cooperation.

After careful review, the Trust’s Board of Trustees have approved  and recommend a vote “FOR” the proposal to approve a new sub-investment advisory agreement as detailed in your prospectus/proxy statement. A copy of the prospectus/proxy statement is available by calling the toll free number shown below.

1-800-628-8510

Your vote is urgently needed!	Advantage Advisers has made it very easy for you to vote. Choose one of the following methods:
Please vote now to be sure your vote is received in time for the Trust’s	• Speak to a live proxy specialist by calling the number above. We can answer your questions and record your vote. (Open: M-F 8am – 10pm, Sat 11am – 5pm ET)
December 23, 2008 Special Meeting of Shareholders.	• Log on to the website noted on your proxy card and enter your control number printed on the card, and vote by following the on-screen prompts.
Voting takes only a few minutes. Thank you for your participation in this important matter.	• Call the phone number on the proxy card and enter the control number printed on the card and follow the touchtone prompts. • Mail in your signed proxy card in the envelope provided.